U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Goldenberg                         Richard
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   (Last)                           (First)             (Middle)

c/o EVCI Career Colleges Incorporated
35 East Grassy Sprain Road
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                                    (Street)

Yonkers                              NY                 10710
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

EVCI Career Colleges Incorporated ("EVCI")
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Day/Year


2/11/03
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
          CFO
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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

                                                                  (1 of 3 Pages)

                                                                                                                6.
                                                              4.                             5.                 Owner-
                                                              Securities Acquired (A) or     Amount of          ship
                                    2A.Deemed    3.           Disposed of (D)                Securities         Form:     7.
                                    Extension    Transaction  (Instr. 3, 4 and 5)            Beneficially       Direct    Nature of
                      2.            Date, if     Code         -------------------------------Owned Following    (D) or    Indirect
1.                    Transaction   any,         (Instr. 8)                   (A)            Reported           Indirect  Beneficial
Title of Security     Date          Month/Day/   ------------     Amount      or     Price   Transaction(s)     (I)       Ownership
(Instr. 3)            (mm/dd/yy)    Year         Code     V                   (D)            (Instr. 3 and 4)   (Instr.4) (Instr. 4)
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


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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                  (2 of 3 Pages)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of        Form
             2.                                                                                            Deriv-    of
             Conver-                              5.                             7.                        ative     Deriv-  11.
             sion                                 Number of                      Title and Amount          Secur-    ative   Nature
             or                                   Derivative    6.               of Underlying     8.      ities     Secur-  of
             Exer-             3A Deem-   4.      Securities    Date             Securities        Price   Bene-     ity:    In-
             cise     3.       ed Exten-  Trans-  Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      ficially  Direct  direct
             Price    Trans-   sion       action  or Disposed   Expiration Date  ----------------  Deriv-  Owned     (D) or  Bene-
1.           of       action   Date/if    Code    of(D)         (Month/Day/Year)          Amount   ative   Follow-   In-     ficial
Title of     Deriv-   Date     any,       (Instr. (Instr. 3,    ----------------          or       Secur-  ing Re-   direct  Owner-
Derivative   ative    (Month/  (Month/     8)      4 and 5)     Date    Expira-           Number   ity     ported    (I)     ship
Security     Secur-   Day/     Day/       -----  ------------   Exer-   tion              of       (Instr. Transac-  (Instr. (Instr.
(Instr. 3)   ity      Year)    Year)      Code V   (A)   (D)    cisable Date     Title    Shares   5)      tion      4)      4)
                                                                                                           (Instr. 4)
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


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Option to   $1.00    2/11/03              A         15,000     (1)      2/10/08  Common    15,000  0(2)     40,000   D
buy                                                                              Stock
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
Explanation of Responses:(1) Option vests in three equal conseceutive annual installments commencing on February 11, 2004.
                         (2) Incentive option granted to officer; exercise price
                             is not less than fair market value of Common Stock on date of grant.


* Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


      /s/ Richard Goldenberg                                February 12, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date



Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure. Potential persons who are to respond to the collection of information contained in this form are not required to respond unless theform displays a currently valid OMB Number.